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SCHEDULE 14A

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Apollo Commercial Real Estate Finance, Inc.

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The following are excerpts from a transcript of Apollo Commercial Real Estate Finance, Inc.’s (“ARI” or the “Company”) earnings call for the quarter and full year ended December 31, 2025 held on February 11, 2026, in which Stuart A. Rothstein, Chief Executive Officer of ARI, participated. In addition, an audio recording of the full conference call was made available on ARI’s website today.

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Stuart Rothstein

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In light of our recent announcement to sell ARI’s loan portfolio to Athene and the subsequent call we hosted on January 28th, I will provide a brief update on the four REO assets ARI will retain, and then will turn the call over to Anastasia to review our Q4 financial results.

ARI continues to actively manage its real estate owned portfolio with a clear focus on improving run rate cash flow and maximizing value at exit. With respect to the Brook, which, as a reminder, is a newly built Class A multifamily tower with 591 residential units and approximately 20,000 square feet of ground floor retail in Brooklyn, New York, the property is currently approximately 56% leased across market rate units and is experiencing strong leasing momentum. The retail component is 88% leased to Din Tai Fung with occupancy expected next year. Management remains focused on completing lease-up and achieving stabilization, which is expected later this year, while also evaluating options to unlock additional value from an adjacent owned land parcel.

With respect to the two hotels, starting with the Mayflower, management has implemented cost savings initiatives, which should provide a notable pickup in net cash flow once completed. In Atlanta, ARI is executing value-add upgrades to the rooms and common areas of the Courtland Grand aimed at driving group business in 2026.

Following a fire in October 2025 that temporarily took some rooms offline, the company is receiving business interruption insurance proceeds and continues to evaluate restoration and insurance recovery paths to maximize value.

Finally, ARI has a minority interest in the Massachusetts predevelopment portfolio consisting of two former hospital sites owned through a joint venture with other Apollo affiliated vehicles and is actively working through zoning changes to increase the value of each site.

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Richard Shane - JPMorgan

Probably not a ton to ask here, but I am curious what sort of feedback you are getting from investors and given the gap between the implied value of the transaction and where the stock is trading right now, what do you think is driving that in investors’ minds?

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Stuart Rothstein

Just quickly. Look, overwhelmingly, the feedback has been positive. I think people greatly appreciate the efforts to unlock value. Obviously, as you might expect, there’s also been a number of questions around what we envision doing with the capital. Broadly speaking, what type of strategies are in mandate, not in mandate. We’ve revealed as expected, not a lot at this point and are more focused on getting through the go-shop period and then obviously getting to a proxy filing, which will provide more information to people.

Not for me to say exactly what is driving the disconnect between the announced book value of 12 plus and a stock which sort of has been bouncing between $10.70 and $10.80 other than I would say people still looking for further clarity on what the strategy may or may not be going forward versus our further comments on dissolution also being a potential strategy. But I think as we provide more clarity on what we’re thinking about and where we’re headed with the vehicle, I would expect the gap to narrow over time.

Richard Shane - JPMorgan

Got it. And as you think about alternatives, I guess the question, and I realize you have to be pretty circumspect about how you answer this. But at this point, are there clear options on the table for you that you are evaluating? And do you have three plans and pros and cons? Or is it still, hey, we don’t know what we’re going to do and we are seeking a solution in the abstract?

Stuart Rothstein

I would say we’re exactly where we thought we would be, which is I would say there are some specific ideas that have germinated organically internally that we are evaluating, but I would say too early to conclude whether one of those ideas will ultimately be what we decide to pursue or not. And then not surprisingly, post the announcement, a lot of incoming phone calls around ideas that people would like to propose to us, which was very much expected, and we will very much engage in a number of dialogues just to hear people out on what other thoughts they may have. So a mix of two at this point.

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Douglas Harter - UBS

Stuart, can you talk about kind of how you think about ultimately marketing the REO assets? I appreciate the update you gave. If we take the Brook, as you get to stabilization, how much longer after that do you look to monetize the asset? What are the — what would be the key signs to think about there?

Stuart Rothstein

Yes. Look, I think with the Brook, let me respond a couple of ways. I think for the Brook itself, lease-up is going as expected and overall is pretty strong. We’re leasing depending on the month, 20 to 40 units a month. Rents are where we expected them to be. And as I indicated in my comments, I think we’ll hit stabilization the latter part of this year. At that point, it really becomes sort of an assessment of what does the market look like in terms of the transaction environment, the interest rate environment, et cetera, as we think about maximizing value on the Brook.

The one caveat I would add is, as I think those of you that follow the Company closely are aware, there is a parcel adjacent to the Brook that the expectation was always that, that would be a, call it, jewel box retail site adjacent to the Brook. We are exploring some other strategies to create more value on that vacant site. And if we thought we could meaningfully increase value of that vacant site, we might factor that into our decision around timing of when we look to exit the Brook.

I think with respect to the hotels, I think the Mayflower has been performing quite well as a hotel in general since we’ve taken it over. We think there’s a real opportunity to move net cash flow significantly over the next 12 months or so with some strategies around efficiency and cost savings that we want to implement. As soon as those are implemented and a higher run rate net cash flow is achieved, I would say we’re ready to bring that to market.

And then I think with respect to the Courtland Grand, I think, unfortunately, the fire on a portion of the hotel has given us an opportunity to sort of rethink through the best way to achieve value at the Courtland Grand. But I would say, given where we’re currently carrying the Courtland Grand, we feel pretty good about the value there.

Douglas Harter—UBS

I appreciate that, Stuart. And then how do you think about making decisions to monetize? Will you wait to determine what the future of ARI is in case some of those assets might fit into that future? Or just how are you thinking about the sequencing in that construct?

Stuart Rothstein

I think right now, obviously, we’re not making any decisions in a vacuum. But I think sitting here today, given my comments to Rick on strategies going forward, I’m not sure I envision any of the REO portfolio as critical to where we think we’re taking — we may take ARI in the future. So in some respects, I think exit strategy and maximizing value for the REO assets is very much sort of a walled off decision as we think about just maximizing value.

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Jade Rahmani - KBW

First one would be just a quick one is on the dividend. What will happen post the portfolio sale? Would there be a period in which there is no dividend? Because otherwise, it will be coming out of book value. So the $12.05 will presumably go down by the dividend.

Stuart Rothstein

I think all we’ve disclosed at this point, Jade, is we do envision paying a Q1 dividend of this year, still subject to Board approval, but envision paying a Q1 dividend consistent with the run rate for the past number of quarters, which is $0.25 a share per quarter.

Beyond that, the remarks we made on the call, whatever it was, a week, two weeks ago, indicated a desire to keep paying a dividend, but also subject to Board approval and fully appreciate your comment on return of capital. And I would say we will have further discussions with our Board as we move towards any type of Q2 decision, which is in the latter part of the second quarter vis-a-vis the interplay between dividend, thoughts on ongoing strategy versus dissolution and the right way to provide capital back to shareholders if, in fact, we end up in a situation where any type of distribution would be a return of capital.

Jade Rahmani - KBW

And then following up on Rick Shane’s question about strategy and thinking about potential options if you do not choose the dissolution path. I wanted to see if you agree with these broader themes. I mean, to create an entity that would create — trade above book value, I think you would need to create an earnings stream that offers a return that’s higher than what the public market discount rate is for these kinds of stocks.

And so that higher return might look along the lines of what ARI actually originally started out doing mezzanine and construction lending because I think that’s one of the only ways to generate very high returns today.

Otherwise, you could go the super safe return path and perhaps use leverage in a way that private players aren’t able to access using Apollo’s access to business to bank lines and other businesses like Atlas via securitization. Or third, invest in operating companies that have franchise value and perhaps retained earnings or potential for equity gains. So I just wanted to see if you agree with those things, if there’s anything that jumps out that I didn’t cover, just your overall thoughts.

Stuart Rothstein

Look, I think at a high level, what I’d say is, and you got to it with your last point, is I think we are spending a lot of time these days debating the public markets and the value of being in a, call it, price-to-book model versus a multiple of earnings model and which affords the better opportunity for future growth, better trading opportunities, ability to continue to capitalize opportunities to the extent you see them in the market. I would say both are within purview today.

And I guess the last thing I would say is the notion of trying to come up with a strategy that we think will trade better is to indicate that what we’re trying to spend time on is an opportunity for something that has more legs than just being a one-off trade to put $1.5 billion worth of capital to work, right? Like there’s plenty of places to put $1.5 billion.

But if long term, if we don’t view it as an opportunity to invest in something that we think has continued growth trajectory and an ability to, as you put it, either generate outsized returns or create some sort of operating company/platform value. I don’t think we’re just going to do a “print a ticket to say we printed a ticket.”

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Additional information for ARI Stockholders

This communication may be deemed solicitation material in respect of the proposed transaction (the “Transaction”). In connection with the Transaction, the Company intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF ARI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ARI AND THE TRANSACTION. These materials will be made available to the stockholders of ARI at no expense to them and are expected to be mailed to stockholders. When available after filing, the proxy statement and other relevant information may be obtained without charge from the SEC’s website at www.SEC.gov. Copies of the documents filed by ARI with the SEC are also available free of charge on ARI’s website at www.apollocref.com.

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for the proxy statement or any other document that ARI may file with the SEC or send to stockholders in connection with the Transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The directors and executive officers of ARI, and certain other affiliates of ACREFI Management, LLC, may be deemed “participants” in the solicitation of proxies from stockholders of ARI in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of ARI in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the executive officers and directors of ARI and ACREFI Management, LLC in ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 29, 2025. You may obtain free copies of these documents using the sources indicated above.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial first mortgage loans, subordinate financings and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, Inc., a high-growth, global alternative asset manager with approximately $938.4 billion of assets under management as of December 31, 2025.

Additional information can be found on the Company’s website at www.apollocref.com.

Forward-Looking Statements

Certain statements contained in this communication constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this communication, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: higher interest rates and inflation; market trends in the Company’s industry, real estate values, the debt securities markets or the general economy; the timing and amounts of expected future fundings of unfunded commitments; the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; risks associated with investing in real estate assets, including changes in business conditions and the general economy; the parties’ ability to consummate the Transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary third-party approvals, including stockholder approval, or the satisfaction of other closing conditions to consummate the Transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement or any unanticipated difficulties or expenditures relating to the Transaction; risks related to diverting the attention of ARI management from ongoing business operations; failure to realize the expected benefits of the Transaction; significant transaction costs and/or unknown or inestimable liabilities; risks of stockholder litigation in connection with the Transaction, including resulting expenses or delays; disruption of current plans and operations caused by the announcement of the Transaction, making it more difficult to conduct business as usual or maintain relationships with current or future lenders, service providers, or vendors, and financing sources; and effects relating to the announcement of the Transaction or any further announcements or the consummation of the Transaction on the market price of ARI’s common stock. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.